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FORM 4                                            OMB Number:          3235-0287
------                                            Expires:    September 30, 1998
                                                  Estimated average burden hours
                                                  per response ..............0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instructions 1(b)                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Leontiev         Igor            A.        |      S. I. Diamond Technology, Inc. (SIDT)   |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [X] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [ ] Other (specify|
|                                            |    Reporting Person     |                    |              title           below)  |
| 3006 Longhorn Boulevard                    |    (Voluntary)          |      6/99          |              below)                  |
|                                            |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check Applicable Line)            |
|                                            |                         |    (Month/Year)    |   [X] Form filed by One              |
| Austin,           Texas            78758   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form filed by More than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |   (Instr. 3, 4 and 5)      |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |                            |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|--------------------------- |                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price |                   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |       |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |       |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| Common Stock        |     6/17/99       |   S   |      |   10,000   |   D   | $0.92 |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| Common Stock        |     6/21/99       |   S   |      |   10,000   |   D   | $1.03 |      210,000      |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (Over)
                                                                                                                     SEC 1474 (7-96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).


-----------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative   |2. Conver- |3. Trans- |4. Trans- |5. Number of   | 6. Date Exer-   |7. Title and Amount    |
|   Security              |   sion or |   action |   action |   Derivative  |    cisable and  |   of Underlying       |
|   (Instr. 3)            |   Exercise|   Date   |   Code   |   Securities  |    Expiration   |   Securities          |
|                         |   Price of|   (Month/|   (Instr.|   Acquired (A)|    Date         |   (Instr. 3 and 4)    |
|                         |   Deriv-  |   Day/   |   8)     |   or Disposed |    (Month/Day/  |                       |
|                         |   ative   |   Year)  |          |   of (D)      |    Year)        |                       |
|                         |   Security|          |          |   (Instr. 3,  |                 |                       |
|                         |           |          |          |   4, and 5)   |-----------------|-----------------------|
|                         |           |          |          |               | Date   |Expira- |             |Amount or|
|                         |           |          |----------|---------------| Exer-  |tion    | Title       |Number of|
|                         |           |          | Code| V  |  (A)  |  (D)  | cisable|Date    |             |Shares   |
|-------------------------|-----------|----------|-----|----|-------|-------|--------|--------|-------------|---------|
|Stock Option - Rt to Buy |  $0.375   | 5/11/98  |     |    |       |       |  (1)   | 7/28/07| Common Stock|   6,520 |
|-------------------------|-----------|----------|-----|----|-------|-------|--------|--------|-------------|---------|
|Stock Option - Rt to Buy |  $0.375   | 5/11/98  |     |    |       |       |  (1)   | 5/11/08| Common Stock| 150 000 |
|-------------------------|-----------|----------|-----|----|-------|-------|--------|--------|-------------|---------|
|Stock Option - Rt to Buy |  $0.500   | 1/11/99  |     |    |       |       |  (1)   | 1/11/09| Common Stock| 150,000 |
|-------------------------|-----------|----------|-----|----|-------|-------|--------|--------|-------------|---------|
|                         |           |          |     |    |       |       |        |        |             |         |
|-------------------------|-----------|----------|-----|----|-------|-------|--------|--------|-------------|---------|
|                         |           |          |     |    |       |       |        |        |             |         |
|-------------------------|-----------|----------|-----|----|-------|-------|--------|--------|-------------|---------|
|                         |           |          |     |    |       |       |        |        |             |         |
-----------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
|8. Price     |   9.  Number of     |      10. Ownership            |   11. Nature of      |
|   of        |       Derivative    |          Form of              |       Indirect       |
|   Deriv-    |       Securities    |          Derivative           |       Beneficial     |
|   ative     |       Beneficially  |          Security:            |       Ownership      |
|   Secur-    |       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|   ity       |       of Month      |          or Indirect (I)      |                      |
|   (Instr. 5)|       (Instr. 4)    |          (Instr. 4)           |                      |
|             |                     |                               |                      |
|-------------|---------------------|-------------------------------|----------------------|
|             |                     |                               |                      |
|-------------|---------------------|-------------------------------|----------------------|
|             |                     |                               |                      |
|-------------|---------------------|-------------------------------|----------------------|
|             |       306,520       |               D               |                      |
|-------------|---------------------|-------------------------------|----------------------|
|             |                     |                               |                      |
|-------------|---------------------|-------------------------------|----------------------|
|             |                     |                               |                      |
|-------------|---------------------|-------------------------------|----------------------|
|             |                     |                               |                      |
--------------------------------------------------------------------------------------------
Explanation of Responses:

(1) Options are fully vested as of the transaction grant date.

 ** Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Donald T. Locke                  7/7/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                               Donald T. Locke               Date
                                                                                              Attorney-in-Fact

Note. File three copies of this Form, one of which must be manually signed.                                              Page 2
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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